UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

__________________SLM CORPORATION _____________

(Name of Issuer)

COMMON STOCK

___________________________________________________________

(Title of Class of Securities)

_______________________78442P106__________________________

(CUSIP Number)

_______________________September 30, 2003___________________________

(Date of Event which Requires Filing of Statement)

Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

[ ] Rule 13d - 1(b)

[x] Rule 13d - 1(c)

[ ] Rule 13d - 1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

(Continued on following page(s))

CUSIP No. 78442P106
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): BANK OF AMERICA CORPORATION 56-0906609
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	0
		SHARED VOTING POWER	33,738,410
		SOLE DISPOSITIVE POWER	0
		SHARED DISPOSITIVE POWER	49,245,816
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 49,245,816
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC

CUSIP No. 78442P106
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): NB Holdings Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	0
		SHARED VOTING POWER	33,732,010
		SOLE DISPOSITIVE POWER	0
		SHARED DISPOSITIVE POWER	44,028,516
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,028,516
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC

CUSIP No. 78442P106
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Bank of America NA
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	6,994,023
		SHARED VOTING POWER	26,724,279
		SOLE DISPOSITIVE POWER	6,994,023
		SHARED DISPOSITIVE POWER	37,020,785
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,014,808
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) BK

CUSIP No. 78442P106
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Banc of America Capital Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	483,119
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	483,119
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 483,119
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

CUSIP No. 78442P106
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Banc of America Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	0
		SHARED VOTING POWER	24,648,701
		SOLE DISPOSITIVE POWER	0
		SHARED DISPOSITIVE POWER	34,944,976
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 34,944,976
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.8%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

CUSIP No. 78442P106
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Marsico Management Holdings, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	0
		SHARED VOTING POWER	26,232,295
		SOLE DISPOSITIVE POWER	0
		SHARED DISPOSITIVE POWER	36,528,801
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,528,801
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC

CUSIP No. 78442P106
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Marsico Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	26,232,295
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	36,528,801
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,528,801
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

CUSIP No. 78442P106
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): NMS Services Inc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	0
		SHARED VOTING POWER	6,400
		SOLE DISPOSITIVE POWER	0
		SHARED DISPOSITIVE POWER	5,217,300
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON** 5,217,300
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 78442P106
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): NMS Services (Cayman) Inc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	6,400
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	6,400
		SHARED DISPOSITIVE POWER	5,210,900
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON** 5,217,300
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 78442P106
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): NationsBanc Montgomery Holdings Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	0
		SHARED VOTING POWER	13,708
		SOLE DISPOSITIVE POWER	0
		SHARED DISPOSITIVE POWER	13,708
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,708
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC

CUSIP No. 78442P106
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Banc of America Securities, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	13,708
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	13,708
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,708
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) BD

CUSIP No. 78442P106
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Banc of America Investment Services, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	8,865
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	8,865
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,865
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) BD

Item 1(a). Name of Issuer:

SLM Corporation

Item 1(b). Address of Issuer's Principal Executive Offices:

11600 Sallie Mae Dr.

Reston, VA 20193

Item 2(a). Name of Person Filing:

Bank of America Corporation

NB Holdings Corporation

Bank of America NA

Banc of America Capital Management LLC

Banc of America Securities, LLC

Banc of America Advisors, LLC

NationsBanc Montgomery Holdings Corporation

Marsico Management Holdings, L.L.C.

Marsico Capital Management, LLC

NMS Services Inc.

NMS Services (Cayman) Inc.

Banc of America Investment Services, Inc.

Item 2(b). Address of Principal Business Office or, if None,

Residence:

Bank of America Corporation

100 North Tryon Street

Charlotte, NC 28255

Item 2(c). Citizenship:

Bank of America Corporation - Delaware

Item 2(d). Title of Class of Securities:

Common Stock

Item 2(e). CUSIP Number: 90390U102

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or

13d-2(b) or (c), Check Whether the Person Filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

(b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d) [ ] Investment company registered under Section 8 of the Investment Company Act.

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]

Item 4. Ownership:

With respect to the beneficial ownership of the reporting person, see Items 5 through 11 of the cover pages to this Schedule 13G (p. 2), which are incorporated herein by reference.

Item 5. Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of

Another Person:

Not applicable.

Item 7. Identification and Classification of the Subsidiary which

Acquired the Security Being Reported on By the Parent

Holding Company:

NB Holdings Corporation

Bank of America NA

Banc of America Capital Management LLC

Banc of America Advisors, LLC

Banc of America Securities, LLC

Nationsbanc Montgomery Holdings Corporation

Marsico Management Holdings, L.L.C.

Marsico Capital Management, LLC

NMS Services Inc.

NMS Services (Cayman) Inc.

Banc of America Investment Services, Inc.

Item 8. Identification and Classification of Members of the

Group:

Not applicable.

Item 9. Notice of Dissolution of Group:

Not applicable.

Item 10. Certification:

By signing below the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

**The filing of this statement shall not be construed as an admission of beneficial ownership of any securities covered by this statement for the purposes of Section 13(d) or 13(g) of the Act.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 10, 2003

Bank of America Corporation

Bank of America NA

By: /s/ Pamela P. Reed

Pamela P. Reed

Assistant Vice President

NB Holdings Corporation

By: /s/ Charles Bowman

Charles Bowman

Senior Vice President

Banc of America Capital Management LLC

Banc of America Advisors, LLC

By: /s/ Michael Bernadino

Michael Bernadino as attorney-in-fact pursuant to the powers of attorney dated February 14, 2002 attached hereto as exhibits B & C

Marsico Management Holdings, L.L.C.

By: /s/ Edward D. Bedard

Edward D. Bedard

Senior Vice President

Marsico Capital Management, LLC

By: /s/ Frances Amos

Frances Amos

Compliance Counsel

NMS Services Inc.

NMS Services (Cayman) Inc.

By: /s/ R. Kevin Beauregard

R. Kevin Beauregard

Vice President

NATIONSBANC MONTGOMERY HOLDINGS CORPORATION

By: /s/ Neil A. Cotty

Neil A. Cotty

President

BANC OF AMERICA SECURITIES, LLC

By: /s/ Wendy Goetz

Wendy Goetz

Managing Director

BANC OF AMERICA INVESTMENT SERVICES, INC.

By: /s/ Ronald J. Newth

Ronald J. Newth

Chief Administrative Officer

EXHIBIT A - JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated: October 10, 2003

Bank of America Corporation

Bank of America NA

By: /s/ Pamela P. Reed

Pamela P. Reed

Assistant Vice President

NB Holdings Corporation

By: /s/ Charles Bowman

Charles Bowman

Senior Vice President

Banc of America Capital Management LLC

Banc of America Advisors, LLC

By: /s/ Michael Bernadino

Michael Bernadino as attorney-in-fact pursuant to the powers of attorney dated February 14, 2002 attached hereto as exhibits B & C

Marsico Management Holdings, L.L.C.

By: /s/ Edward D. Bedard

Edward D. Bedard

Senior Vice President

Marsico Capital Management, LLC

By: /s/ Frances Amos

Frances Amos

Compliance Counsel

NMS Services Inc.

NMS Services (Cayman) Inc.

By: /s/ R. Kevin Beauregard

R. Kevin Beauregard

Vice President

NATIONSBANC MONTGOMERY HOLDINGS CORPORATION

By: /s/ Neil A. Cotty

Neil A. Cotty

President

BANC OF AMERICA SECURITIES, LLC

By: /s/ Wendy Goetz

Wendy Goetz

Managing Director

BANC OF AMERICA INVESTMENT SERVICES, INC.

By: /s/ Ronald J. Newth

Ronald J. Newth

Chief Administrative Officer

EHXIBIT B - POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that Banc of America Advisors, LLC hereby makes, constitutes and appoints Michael Bernadino and Vince Faughnan, and each of them acting individually, its true and lawful attorney with power to act without any other and with full power of substitution, to prepare, execute, deliver and file in its name and on its behalf, all filings required under Section 13 of the Securities Exchange Act of 1934, and all exhibits thereto and all documents in support thereof or supplemental thereto, and any and all amendments or supplements to the foregoing, hereby ratifying and confirming all acts and things which said attorneys or attorney might do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, Banc of America Advisors, LLC has caused this power of attorney to be signed on its behalf as of the date indicated below.

BANC OF AMERICA ADVISORS, LLC

By: /s/ Edward D. Bedard

Edward D. Bedard

Managing Director

February 14, 2002

EXHIBIT C - POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that Banc of America Capital Management, LLC hereby makes, constitutes and appoints Michael Bernadino and Vince Faughnan, and each of them acting individually, its true and lawful attorney with power to act without any other and with full power of substitution, to prepare, execute, deliver and file in its name and on its behalf, all filings required under Section 13 of the Securities Exchange Act of 1934, and all exhibits thereto and all documents in support thereof or supplemental thereto, and any and all amendments or supplements to the foregoing, hereby ratifying and confirming all acts and things which said attorneys or attorney might do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, Banc of America Capital Management, LLC has caused this power of attorney to be signed on its behalf as of the date indicated below.

BANC OF AMERICA CAPITAL MANAGEMENT, LLC

By: /s/ Edward D. Bedard

Edward D. Bedard

Managing Director

February 14, 2002